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                                                                    EXHIBIT 23.2


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
AXCESS Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-42214, 33-98160, 333-80843 and 333-80857) and on Form S-3
(No. 333-10665) of AXCESS Inc. of our report dated March 19, 1999, relating to the consolidated balance sheet of AXCESS Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 1999 annual report on Form 10-KSB.

Our report date March 19, 1999 contains an explanatory paragraph that states that the company's recurring losses from operations and resulting continued dependence upon access to additional external financing raise substantial doubt about the company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                  KPMG LLP

Dallas, Texas
March 29, 2000